Exhibit 10.44
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “EA”) is made and entered into this 31st day of December, 2008, by and among Daniel P. Son (the “Executive”), a resident of Texas, and Penson Worldwide, Inc., a Delaware corporation (the “Company”).
     WHEREAS, Executive is currently a party to an employment agreement with the Company dated April 21, 2006, as amended on June 19th, 2008, (the “Prior Agreement”).
     WHEREAS, the Company desires that Executive continue to be employed by the Company and Executive is willing to continue to be employed by the Company; and
     WHEREAS, the Company and Executive desire to amend and restate the terms and conditions of the Prior Agreement in order to bring those terms and conditions into documentary compliance with the final Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and continue Executive’s employment with the Company in accordance with those amended and restated terms and conditions.
     In consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:
I.	Employment.
     A. Executive’s employment pursuant to this EA is conditioned on Executive’s signature agreement to, and ongoing compliance with the Confidential Information, Invention Assignment and Arbitration Agreement, which is attached as Exhibit A hereto (“Confidential Information Agreement”).
     B. Commencing as of the date hereof (the “Effective Date”), and for an indefinite period thereafter, Executive shall be employed pursuant to this EA by the Company, or by a designated subsidiary of the Company (the Company or such subsidiary, as the case may be, that employs Executive will be hereinafter referred to as the “Employer”). Executive’s employment pursuant to this EA shall continue for an indefinite period, until terminated by either Executive or Employer.
     C. Subject only to the provisions of Section VII, Executive’s employment shall be “at-will,” meaning that either Executive or Employer may terminate it at any time, with or without any advance notice and with or without any particular reason or cause or advance procedures. It also means that Executive’s job duties, responsibilities, title, reporting level, regular place of employment, compensation, benefits and Employer’s policies and procedures can be changed, in the sole discretion of Employer, at any time, with or without advance notice and with or without any particular reason or cause or advance procedures.
     D. In agreeing to be employed pursuant to this EA, Executive represents and warrants that Executive has not previously entered into, and in the future shall not enter into, any agreement, either written or oral, that conflicts with any of Executive’s obligations under this EA or may be an impediment to Executive providing services under this EA.
II.	Position.
     A. Executive shall be employed by Employer on a regular full-time basis, with the job title of President, reporting to the Board of Directors. Executive shall have such job duties and responsibilities commensurate with such position, which may change as Employer’s business needs and market conditions change from time-to-time.
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Executive Employment Agreement

     B. Executive’s initial, regular place or base of employment shall be at the Company’s principal office in Dallas, Texas.
     C. During Executive’s employment with Employer, Executive shall devote Executive’s full business time, best efforts, abilities, energies and skills to the good faith performance of Executive’s job duties and responsibilities hereunder, and shall perform said duties and responsibilities at all reasonable times and places in accordance with reasonable directions and requests made by the Employer consistent with Executive’s position and Employer’s business needs as determined by Employer. Executive shall not engage in any other employment, business, or business-related activity unless Executive receives prior written approval from Employer’s Board of Directors to hold such outside employment or engage in such business or activity, which written approval shall not be unreasonably withheld if such outside employment, business or activity would not in any way be competitive with the business or proposed business of Employer or otherwise conflict with or adversely affect in any way Executive’s ability to fulfill Executive’s obligations under this EA. Executive shall not be required to receive prior written approval for activities related to family investments or charitable organizations.
III.	Cash Compensation.
     A. Salary Compensation.
          1. Effective July 1, 2008, Executive shall earn and be paid a salary, at a weekly rate of Ten Thousand Five Hundred Seventy-Six Dollars and Ninety-Three Cents ($10,576.93) which is equivalent to Five Hundred Fifty Thousand Dollars and No Cents ($550,000.00) per annum.
          2. Executive’s salary shall be paid at periodic intervals in accordance with Employer’s regular payroll schedule and practices.
          3. Executive’s salary rate shall be reviewed from time-to-time, generally on an annual basis, and may be changed by the Compensation Committee of Company’s Board of Directors (the “Compensation Committee”) in its sole discretion.
     B. Annual Bonus Compensation Opportunities. As a performance and retention incentive, Executive shall be eligible to earn an annual bonus award. The terms and conditions of each such annual bonus award opportunity shall be provided in writing to Executive not later than January 31 of the calendar year for which the bonus is to be earned and shall be attached to this Agreement each year as Attachment 1. However, the following will apply to each annual bonus award opportunity made available to Executive during Executive’s employment with Employer.
          1. Each annual bonus award opportunity will be conditioned on Employer’s achievement of calendar year revenue and net income objectives, and any other objectives, established in the discretion of the Board for the calendar year.
          2. Each annual bonus award opportunity also will be conditioned on Executive’s full-time active services to Employer continuously through the calendar year. However, should Executive be terminated without cause, leave for good reason, die or become permanently disabled, Executive or his estate will be entitled to all bonus compensation that has been earned in accordance with the terms of the then applicable annual bonus award opportunity but not yet paid at the time of Executive’s departure, death or permanent disability, including any bonus compensation earned for partial portions of a calendar year.
          3. Any bonus awarded to Executive pursuant to this Section III. B shall be paid to Executive in accordance with the terms of Attachment 1; however, such bonus shall be
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Executive Employment Agreement

paid to Executive not later than the 15th day of the third calendar month following the close of the calendar year for which such bonus is earned.
          4. The Employer may provide for periodic progress bonus awards against the total annual bonus opportunity.
     C. Discretionary Bonuses. To the extent Employer exceeds both its revenue and its net income and/or any other objectives established for a calendar year by the Board, Executive shall be eligible for a discretionary bonus award, which would be in addition to Executive’s annual bonus award opportunity. Whether to grant such additional bonus award and, if so, in what form and amount, shall be determinations made in the sole discretion of the Board. Any such discretionary bonus shall be paid to Executive not prior to January 1 of the calendar year following the calendar year for which such bonus is earned and not later than the 15th day of the third calendar month following the close of the calendar year for which such bonus is earned
     D. Withholdings. All cash compensation paid to Executive pursuant to this EA, including any Severance Benefits per Section VII.B., shall be subject to (i) any and all applicable federal, state and local income and employment withholding taxes; (ii) other amounts required to be deducted or withheld by Employer under applicable law or order requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees; (iii) such other withholdings and deductions as may be allowed by applicable law; and (iv) such other withholdings and deductions as may be authorized in writing by Executive.
IV.	Employee Benefits & Expenses.
     A. Employee Benefits. Executive shall be eligible to participate in all employee benefits and benefit plans generally made available to executive employees of Employer from time-to-time, subject to the terms, conditions and relevant qualification criteria for such benefits and benefit plans. Employer, in its discretion, may change from time-to-time the employee benefits and benefit plans it generally makes available to its executive employees.
     B. Expenses & Expense Reimbursement. Executive shall be entitled to reimbursement from Employer of all reasonable and necessary business, travel and entertainment expenses incurred by Executive in the performance of Executive’s job responsibilities hereunder, subject to the expense reimbursement policies and procedures of Employer in effect from time-to-time. Executive must submit proper documentation for each such expense within one hundred twenty (120) days after the later of (i) Executive’s incurrence of such expense or (ii) Executive’s receipt of the invoice for such expense. If such expense qualifies hereunder for reimbursement, then the Employer shall reimburse Executive for that expense within thirty (30) business days thereafter. In no event shall any such expense be reimbursed later than the close of the calendar year following the calendar year in which is incurred. The amount of reimbursement to which Executive becomes entitled in any calendar year will not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year. In addition, none of Executive’s rights to such reimbursement may be liquidated or exchanged for any other benefit or payment.
V.	Equity
     A. Stock Options & Change in Control. Executive will be eligible for stock option and other equity grants in the discretion of the Compensation Committee. The stock option agreement for each stock option granted to Executive shall contain the following terms relative to a “Change in Control” (defined in Section VI.B.2 below).
          1. Immediately upon a “Change in Control,” twenty-five percent (25%) of all of Executive’s then-outstanding option shares, under each stock option granted to Executive,
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Executive Employment Agreement

shall immediately vest and be exercisable, unless Executive’s then-outstanding options are not assumed by the surviving entity in such Change in Control transaction, in which case one hundred percent (100%) of Executive’s then-outstanding option shares, under all stock options granted to Executive, shall immediately vest and be exercisable.
          2. If Executive’s employment with the Company or a successor is terminated “Without Cause” (defined in Section VI.C, below) by the Company or its successor within 12 months after the effective date of a “Change in Control,” or if Executive terminates his employment with the Company or its successor for “Good Reason” within 12 months after the effective date of a “Change in Control”, then one hundred percent (100%) of Executive’s then-outstanding option shares, under each stock option granted to Executive, shall immediately vest and be exercisable as of the effective date of Executive’s termination of employment (“Termination Date”) provided that the conditions of Section VII.A.2 and Section VII.B.2 (a)-(b) below have been satisfied by Executive.
     B. Stock Options at Death or Permanent Disability. The terms of each stock option granted to Executive shall provide that one hundred percent (100%) of Executive’s then-outstanding option shares shall immediately vest and become exercisable in the event of Executive’s death or permanent disability.
VI.	Termination of Employment
Although Executive’s employment shall be “at-will,” termination of the employment relationship between Executive and Employer shall be classified in one of the following categories, for the limited purpose only of the Severance Benefit Opportunity of Section VII.B, below:
     A. By Employer for Cause. Termination of Executive’s employment by Employer for “Cause” means a termination by Employer of Executive’s employment for any of the following reasons, upon written notice to Executive at any time:
          1. Executive’s conviction or plea of nolo contendre to a felony offense or crime of violence or dishonesty; or
          2. The Company’s good faith determination, upon majority vote of Company’s Board of Directors, that:
               a. Executive has engaged in theft, fraud, embezzlement or dishonest conduct with respect to any property or funds of Employer, any affiliate, subsidiary or parent of Employer, or of any vendor, partner, employee or customer of Employer that is harmful to Employer, to an affiliate, subsidiary or parent of Employer or to the business, operations, reputation or business prospects of any of them;
               b. Executive has breached any of his obligations under the Confidential Information Agreement signed by Executive as a condition of this EA;
               c. Executive has engaged in an act of misconduct which has had an adverse effect on the business, operations, reputation or business prospects of Employer or of an affiliate, subsidiary or parent of Employer;
               d. Executive has failed to adequately perform the material duties or fulfill the responsibilities of Executive’ position; provided, however, that Employer shall have given written notice to Executive, and Executive shall have had a period of thirty (30) days within which to cure/remedy the failure(s), described in such written notice giving rise to possible termination for Cause under this Section VI.A.2.d; or
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Executive Employment Agreement

               e. Executive has breached one or more of Executive’s other obligations under this EA; provided, however, that Employer shall have given written notice to Executive, and Executive shall have had a period of thirty (30) days within which to cure/remedy the breach, described in such written notice, giving rise to possible termination for by Employer for Cause under this Section VI.A.2.e.
     B. By Executive for Good Reason.
          1. Termination of Executive’s employment by Executive shall qualify as a termination by Executive for “Good Reason” if all of the following conditions are met:
               a. Executive shall have given advance written notice of termination to Employer (“Notice”), in accordance with Section VIII.H below, which includes the following:
                    (1) a description of the act, omission or breach giving rise to the Notice, and
                    (2) a date on which Executive intends the termination to be effective (“Termination Date”), that is no earlier than 30 days after the date the Notice is delivered to the Employer;
               b. The act, omission or breach described in the Notice is one of the following:
                    (1) A material reduction, without Executive’s consent, of Executive’s salary rate or bonus award opportunity, unless the salary rates of all Employer’s executive-level employees also have been reduced by at least the same percent by which Executive’s salary rate has been reduced. For purposes of the foregoing, a reduction in Executive’s salary rate or bonus award opportunity by more than ten percent (10%) shall be deemed to be a material reduction;
                    (2) A material relocation, without Executive’s consent, of Executive’s regular place or base of employment. For purposes of the foregoing, a change of the geographic location of Executive’s regular place or base of employment by more than fifty (50) miles shall be deemed to be a material change; or
                    (3) A material breach by Employer of one or more of its obligations under this EA;
               c. The act, omission or breach described in the Notice first occurred:
                    (1) during the 12 months after the effective date of a “Change in Control” of the Company and
                    (2) no earlier than 90 days before the date the Notice is delivered to the Employer; and
               d. The Employer failed to remedy, before the Termination Date, the act, omission or breach described in the Notice.
          2. A “Change in Control” means a change in the ownership or control of the Company, effected through any of the following transactions first occurring after the Company’s IPO, and excluding the Company’s IPO:
               a. a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total
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Executive Employment Agreement

combined voting power of the outstanding voting securities of the successor entity are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the outstanding voting securities of the Company immediately prior to such transaction;
               b. any stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company; or
               c. the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.
     C. Without Cause. Executive’s employment is terminated “Without Cause” if it is terminated in any of the following circumstances:
          1. due to Executive’s death;
          2. due to Executive’s “Disability” which shall mean a termination upon written notice, or on such prospective date specified in such notice, delivered by the Employer to Executive, due to Executive’s inability, either with or without reasonable accommodation, by reason of any physical or mental injury, illness or impairment, to substantially perform the essential functions required of Executive under this EA for a period of six (6) months during any rolling 12 month period;
          3. upon any notice, written notice, or on such prospective date specified in such notice, delivered by the Employer to Executive, for a reason other than any of the reasons described as “Cause” in Section VI.A above; or
          4. upon written notice, or on such prospective date specified in such notice, delivered by Executive to the Employer, for a reason other than reasons and the conditions that qualify as “Good Reason” under Section VI.B.1, above.
VII.	Obligations Upon Termination.
     A. Any Termination. In addition to any other obligations that may apply under the Confidential Information Agreement and/or under this EA, the Parties shall have the following obligations upon any termination of their employment relationship pursuant to this EA:
          1. Employer:
               a. Employer shall pay Executive (or Executive’s estate) any unpaid cash compensation earned by Executive pursuant to this EA through the Termination Date; and
               b. Employer shall allow Executive and/or Executive’s dependents, at their sole cost and expense, to continue participation after the Termination Date in those group health benefit plans in which Executive and/or Executive’s dependents are entitled to participate pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
               c. Employer shall allow Executive and/or Executive’s estate, at their sole cost and expense, to exercise all of Executive’s vested option shares, including those vested
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Executive Employment Agreement

consistent with Section V.B, in accordance with the terms and conditions of the applicable stock option plan and stock option agreement that govern such option shares.
          2. Executive:
               a. No later than fifteen (15) days after the Termination Date, Executive shall return to Employer all items of property that had been provided for Executive’s use during employment with Employer or with any of its predecessors, or had been paid for by Employer or any of its predecessors, and
               b. No later than fifteen (15) days after the Termination Date, Executive shall return to Employer all documents created or received during the course of Executive’s employment with Employer or with any of its predecessors, except Executive may retain Executive’s personal copies of documents evidencing Executive’s hire, compensation, benefits, stock options, this EA, the Confidential Information Agreement and any documents that may have been received by Executive as a stockholder of the Company.
     B. Severance Benefit Opportunity. Subject to the conditions of Section VII.B.2 below, Employer shall provide Severance Benefits to Executive for the Severance Period in the event that Executive’s employment with Employer (i) is terminated by Employer without Cause or (ii) is terminated by Executive for Good Reason. Such Severance Benefits, if and to the extent provided, are not compensation for past services or labor performed by Executive, but to preserve the goodwill existing between the Parties, to resolve any disputes or disagreements that may exist between them relating to Executive’s employment and the termination thereof, and to assist Employer and Executive to move onto other business and employment opportunities, respectively.
          1. Severance Benefits during Severance Period. The “Severance Period” shall extend for twelve (12) months. It shall commence on the first pay date within the sixty (60)-day period measured from the date of Executive’s “Separation from Service” (as defined in Section VII.B.3) due to his termination without Cause or his resignation for Good Reason. “Severance Benefits” shall consist of the following:
               a. Post-Termination Payments. Periodic payments at Executive’s weekly salary rate in effect just prior to the time of the act or omission resulting in Executive’s termination (“Severance Payments”). Such payments shall be paid during the Severance Period at periodic intervals in accordance with Employer’s regular payroll schedule and practices.
               Any salary continuation payments to which Executive becomes entitled in accordance with this Section VII.B.1 shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code, and each such payment that becomes due and payable during the period commencing with the date of Executive’s Separation from Service and ending on March 15 of the succeeding calendar year is hereby designated a “Short-Term Deferral Payment” and shall be paid during that period.
               b. COBRA Premium Payments. Provided Executive and/or his dependents are eligible and timely elect to continue their healthcare coverage under the Company’s group health plan pursuant to their rights under COBRA, Employer will reimburse Executive for the costs he incurs to obtain such continued coverage for himself and his eligible dependents (collectively, the “Coverage Costs”). In order to obtain reimbursement for such Coverage Costs, Executive must submit appropriate evidence to Employer of each periodic payment within sixty (60) days after the payment date, and Employer shall within thirty (30) days after such submission reimburse Executive for that payment. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs eligible for reimbursement in any other
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Executive Employment Agreement

calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs were incurred; and (iii) Executive’s right to the reimbursement of such Coverage Costs cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs constitute taxable income to Executive, Employer shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and any remaining tax liability shall be Executive’s sole responsibility.
          2. Severance Benefit Conditions & Limitations.
               a. In order to receive any Severance Benefits, Executive must execute a Post-Termination General Release of All Claims Agreement, in a form provided by Employer that is substantially similar in all material respects to Exhibit B hereto, which is made a part of this EA (“General Release”) within 21 days (or 45 days if such longer period is required under applicable law) following Executive’s Separation from Service; provided, however, that the General Release becomes effective and enforceable in accordance with its terms.
               b. Executive shall provide, cooperatively and in good faith, to those person(s) designated by Employer, all information necessary to effectively transition to others Executive’s job, technical, operational and financial information and knowledge, work product and pending work, as and to the extent requested by Employer during the 60-day period after the Termination Date.
               c. In order to receive and continue to receive Severance Benefits, Executive must comply with Executive’s obligations under the Confidential Information Agreement in accordance with its terms, and must comply with the restrictions of this Section VII.B.2.c. For the purposes of this Section VII.B.2.c, the following definitions shall apply: (i) “Business” means the development, marketing and sales of technology-based processing solutions for the execution, clearing, custody and settlement of securities, commodities and/or foreign exchange transactions; (ii) “Customer” means any person, entity or business that was a customer, or was specifically targeted to become a customer, of the Employer or the Company during the one (1)-year period prior to the Termination Date; (iii) “Territory” means and includes each of the fifty (50) states of the United States of America and its protectorates, Canada, the United Kingdom, Japan and Hong Kong; and (iv) “Service Provider,” means any person who is during the Severance Period, and was at any time during the one (1)-year period prior to the Termination Date, an employee, consultant, or independent contractor of the Employer or the Company.
                    (1) Non-Solicitation of Service Providers. During the Severance Period, Executive shall not, anywhere in the Territory, on Executive ‘s own behalf or on behalf of any other person or entity, either directly or indirectly recruit, encourage or solicit any Service Provider to leave or reduce that Service Provider’s employment with or services to the Employer or to the Company
                    (2) Non-Solicitation of Customers. During the Severance Period, Executive shall not, anywhere in the Territory, on Executive’s own behalf or on behalf of any other person or entity, either directly or indirectly, contact, recruit, encourage or solicit any Customer with respect to the Business.
                    (3) Non-Competition. During the Severance Period, Executive shall not, anywhere in the Territory, whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, joint venturer, trustee, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, either directly or indirectly (on Executive’s own behalf or on behalf of any other person or entity) (a) engage in the Business or (b) permit Executive ‘s name to be used in the Business. Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as an investment, up to two percent (2%) of any class of “publicly traded securities” of any business that is competitive with or similar to the Business or any person who owns a business that is competitive with or similar to the Business.
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Executive Employment Agreement

Executive acknowledges and agrees that each of the restrictions of this Section VII.B.2.c. is reasonable with respect to subject matter, length of time, and geographic area, and will not prevent Executive from pursuing an occupation or living during the Severance Period.
               d. In the event that Executive breaches any of Executive’s obligations under Section VII.B.2.c. above prior to expiration of the Severance Period:
                    (1) Executive shall cease to be entitled to any further Severance Benefits, otherwise to be provided under Section VII.B.1 above, except that Executive shall be eligible to receive or retain, as the case may be, Severance Benefits equal to fifty percent (50%) of the total amount of Severance Benefits to which Executive otherwise would have been eligible to receive in the absence of such breach. Any additional payments that Executive is eligible to receive pursuant to this Section in order to bring the total amount of Severance Benefits to 50% shall be paid at the same time or times as such payments would otherwise have been paid under section VII.B.1;
                    (2) Employer shall be entitled to recover from Executive any and all amounts that may have been paid to or on behalf of Executive as Severance Benefits in excess of fifty percent (50%) of the total amount of Severance Benefits to which Executive otherwise would have been eligible to receive in the absence of Executive’s breach; and
                    (3) Employer shall be entitled to take any and all action(s) necessary to pursue legal and equitable remedies against Executive, including, without limitation, injunctive relief.
               e. Severance Benefits provided under Section VII.B.1 above, shall in all cases be reduced by any payments or benefits to which Executive may be entitled under the federal Worker Adjustment Retraining Notification Act, and/or under any applicable state law counterpart statute.
               f. Severance Benefits under Section VII.B.1 above shall be the only severance and/or measure of damages or loss, to which Executive shall be entitled upon any termination of Executive’s employment with Employer. Except as set forth in Section VII.A.1 above, no other amounts or benefits shall be owed to Executive including but not limited to under any other plan, program or practice of Employer or of any subsidiary, affiliate or parent of Employer.
     3. Separation from Service. For purposes of this Agreement, “Separation from Service” shall mean Executive’s cessation of Employee status and shall be deemed to occur at such time as the level of the bona fide services Executive is to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Executive rendered in Employee status during the immediately preceding thirty-six (36) months (or such shorter period for which Executive may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. For purposes of determining whether Executive has incurred a Separation from Service, Executive will be deemed to continue in “Employee” status for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(a)(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall
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Executive Employment Agreement

be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.
          4. Section 409A.
               a. This Agreement is intended to comply with the requirements of Code Section 409A. Accordingly, all provisions herein shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder.
               b. Notwithstanding any provision to the contrary in this EA, no Severance Benefits to which Executive otherwise becomes entitled under this EA, shall be made or provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his Separation from Service or (ii) the date of his death, if Executive is deemed, pursuant to procedures established by the Compensation Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans subject to Code Section 409A, to be a “specified employee” at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all Severance Benefits that otherwise would have been payable or reimbursed to Executive during the deferral period shall be paid or reimbursed to Executive in a lump sum, and any remaining Severance Benefits due to Executive pursuant to this EA shall be paid or provided in accordance with Section VII.B.1. The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year. If Executive is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.
               c. Unless required by Section 409A of the Code, the six-month holdback set forth in Section VII.B.4.b above shall not be applicable to (i) any Severance Benefits under Sections VII.B.1 that qualify as Short-Term Deferral Payments and (ii) any remaining portion of such Severance Payments paid after Executive’s Separation from Service to the extent (A) that the dollar amount of those payments does not exceed two (2) times the lesser of (x) Executive’s annualized compensation (based on his annual rate of pay for the calendar year preceding the calendar year of his Separation from Service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had his Separation from Service not occurred) or (y) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive has a Separation from Service, and (B) such Severance Payments are to be made to Executive no later than the last day of the second calendar year following the calendar year in which the Separation from Service occurs.
VIII.	Miscellaneous.
     A. Governing Law. This EA shall be construed and interpreted in accordance with the laws of State of Texas.
     B. Severability. Should any provision (or portion of provision) of this EA become or be deemed unenforceable, such unenforceability will not affect any other provision and this EA shall be construed as if such unenforceable provision (or portion of provision) had never been contained herein, except that if the restrictions of VII.B.2.c(2)-(3), are found to be unenforceable, Executive shall not be entitled to more than 50% of the Severance Benefits provided by Section VII.B.1.
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Executive Employment Agreement

     C. Remedies. Except as otherwise provided herein, all rights and remedies provided pursuant to this EA or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. Either of the Parties may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of the other party’s breach hereunder or may pursue any other available remedy.
     D. Arbitration. Any and all disputes by and among any of the Parties that arise from or relate to this EA shall be resolved through final and binding arbitration which shall be instead of any civil litigation, except to the extent specifically set forth in Section VIII.D.5., below. Each of the Parties hereby waives their respective right to a jury trial as to such disputes, and understands and agrees that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. The provisions of this Section VIII D. shall replace and supersede the provisions of Section 5 of the Confidential Information Agreement in its entirety.
          1. Arbitration shall be conducted in Dallas, Texas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”) then in effect and to the extent consistent with applicable law, although the arbitrator shall be selected by mutual agreement of the parties and need not be a panel member of the American Arbitration Association. It is the Parties’ intent that, prior to initiating arbitration proceedings, the Parties shall mediate their dispute with one another in a good faith attempt to avoid the necessity of resolving their disputes through arbitration proceedings.
          2. The arbitrator shall allow the discovery authorized and/or required by applicable law in arbitration proceedings, including but not limited to discovery available under applicable State and/or federal arbitration statutes, including the Federal Arbitration Act.
          3. The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by applicable law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by any applicable law setting forth the standard of judicial review of arbitration awards.
          4. Each party to the arbitration shall bear their own respective attorneys’ fees and costs incurred in connection with the arbitration; and the parties shall share equally the arbitrator’s fees, unless law applicable at the time of the arbitration hearing requires otherwise. The arbitrator shall award attorneys’ fees and costs of arbitration to the prevailing party. If there is a dispute as to which of the Parties is the prevailing party in the arbitration, the Arbitrator will decide this issue.
          5. Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of Sections 2 and 4 of the Confidential Information Agreement may, at the election of the Company in its sole discretion, be brought in any state or federal court of competent jurisdiction. In connection therewith, Executive acknowledges that his breach of or other failure to comply with any provision of the foregoing Sections would cause irreparable harm to the Company for which there is no adequate remedy at law, and that in the event of such breach or failure the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance, or other equitable relief to prevent the violation of his obligations thereunder.
          6. To the extent that any of the AAA Rules or anything in this Section VIII.D. conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. In the event Executive is a registered representative under the rules of the Financial Industry Regulatory Authority (“FINRA”), then notwithstanding anything to the contrary in this Section, if required by the rules of FINRA, the arbitration shall be conducted in accordance with the rules and procedures of FINRA, the Company’s Employee
____ Daniel P. Son
Executive Employment Agreement

Handbook and other Company documentation (each of which contain policies and procedures relating to FINRA arbitration).
     E. Assignment; Successors. This EA may not be assigned by Executive. This EA may be assigned by Employer, upon written notice to Executive, and shall be binding on the successors of Employer.
     F. Changes to Agreement. This EA may only be changed by another written agreement signed by Executive and by a duly authorized representative of Company. Notwithstanding the foregoing, the Company reserves the right to amend this EA in any way that the Company in good faith determines may be advisable to help ensure compliance with Section 409A of the Code and any regulations or other guidance thereunder (together, “Section 409A”). Any such amendment shall preserve, to the extent reasonably possible and in a manner intended to satisfy Section 409A and avoid the imputation of penalties or taxes under Section 409A, the original intent of the parties and the level of benefits hereunder.
     G. Counterparts. This EA may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
     H. Notices. Notice under this EA, including any change to the following and assignment of this EA by the Company, shall be delivered as follows:

To the Company:	Penson Worldwide, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
Attn: Chairman, Compensation Committee

To: Executive:	Daniel P. Son
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
     I. Complete Agreement. There are no promises, representations or commitments made by, between or among Executive and Employer regarding the subjects covered by this EA that do not appear expressly written in this EA. In executing this EA, each of the Parties represents and warrants to the others that it is not relying on any promises, representations, negotiations, statements or commitments that are not expressly set forth in this EA. This EA supersedes, cancels and replaces any and all prior verbal and written agreements between the Parties regarding any of the subjects covered by this EA, other than the Confidential Information Agreement and the agreements evidencing any of Executive’s outstanding equity awards.
     J. Right to Counsel. Executive acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this EA.
____ Daniel P. Son
Executive Employment Agreement

IN WITNESS WHEREOF, the Parties have executed this EA as of the date first above written.

EXECUTIVE:

/s/ Daniel P. Son
Name: Daniel P. Son

THE COMPANY — Penson Worldwide, Inc.:

/s/ David Johnson
By: David Johnson
Title: Chair, Compensation Committee
Board of Directors
____ Daniel P. Son
Executive Employment Agreement